                                                                   Exhibit 10.16
                                                                   -------------

                                                     December 8, 1994

Lau Technologies
531 Main Street
Acton, Massachusetts 01720
Attention:  Denis K. Berube

     Re: New York CBIC Funding
     -------------------------

Dear Denis:

     The New York Department of Social Services executed a contract dated as of November 2, 1994 with Continental Currency Services, Inc. ("Continental") under which Transactive Corporation ("Transactive") will subcontract with Continental for the provision of common benefit identification cards ("CBICs") and related services. As we have discussed, it is contemplated that Lau will act as a subcontractor to Transactive pursuant to a subcontract to be negotiated in good faith between us. In light of the immediate need for Lau to begin performance, which includes ordering substantial equipment from Lau's suppliers, before our subcontract can be completed, this interim letter agreement is required.

     1.  Funding Authorization.  Transactive hereby authorizes Lau to make
         ---------------------
expenditures and incur obligations of up to $1,862,039 for the purchase of equipment and supplies for the CBICs system. Lau is not authorized to make expenditures or incur obligations which exceed this funding limitation without the prior written consent of Transactive. The estimated schedule of expenditures by milestones is attached as Exhibit A to this letter agreement.
                                          ---------
Lau will provide Transactive with copies of the invoices evidencing the expenditures authorized herein and Transactive will pay Lau the invoiced amount within 20 days of receipt. All amounts which are not paid when due will bear interest at the then current prime rate published in The Wall Street Journal
                                                     -----------------------
plus one percent per annum.

     2.  Termination Liability.  In the event that Transactive and Lau fail to
         ---------------------
enter into a mutually agreeable subcontract by February 1, 1995 (which date may be extended by the mutual agreement of Transactive and Lau), (i) Transactive will be entitled to all equipment and supplies acquired by Lau for the CBICs system with the funding authorized above (with transportation and delivery costs to be paid by Transactive), (ii) Lau will be responsible for paying its suppliers for such equipment and supplies, and (iii) Transactive will pay Lau, within three business days of the termination date, a termination payment which is based on expenditures in accordance with the termination liability schedule attached as Exhibit B to this letter agreement. If the expenditure is between
            ---------
the milestone amounts set forth on Exhibit A, the termination payment will be
                                   ---------
subject to equitable pro rata adjustment using the schedule on Exhibit B.
                     --- ----                                  ---------

     3.  Definitive Agreement.  We will endeavor to negotiate a definitive
         --------------------
subcontract as promptly as possible which will more completely set forth our respective obligations regarding the CBICs system for the New York Department of Social Services and supersede this interim agreement.

     Please acknowledge your agreement as to the foregoing by executing this letter agreement in the space provided below.


                                             Very truly yours,

                                             TRANSACTIVE CORPORATION

                                             By: /s/ Michael Lavigna

AGREED TO AND ACCEPTED:

LAU TECHNOLOGIES

By: /s/ Denis K. Berube

                                   EXHIBIT A
                                   ---------

LAU TECHNOLOGIES
FUNDING AUTHORIZATION AMOUNT
GTECH - NY DSS ID CARD SYSTEM
12/08/94

                                     FUNDING AUTHORIZATION
                                    -----------------------
                                    INCREMENTAL  CUMULATIVE
     EVENT                              AMT         AMT

MILESTONE 1                          293,999     293,999
MILESTONE 2                          596,908     890,907
MILESTONE 3                          142,813   1,033,720
MILESTONE 4                          238,022   1,271,743
MILESTONE 5                          238,022   1,509,765
MILESTONE 6                          233,262   1,743,027
MILESTONE 7                          119,011   1,862,039
                                   ---------
                                   1,862,039

August 8, 1996

Mr. Joseph Barbieri
Vice President
Transactive Corporation
2006 Nooseneck Hill Road
Coventry, RI 02816

Re:  Lau/Transactive Contract for New York DSS CBIC Program
-----------------------------------------------------------

Subject:  Contract Modification
-------------------------------

Dear Joe:

In order to move the above referenced contract forward, and meet what is estimated to be a very aggressive implementation schedule desired by the New York Department of Social Services ("DSS"), we are proposing the following modification to the attached letter agreement dated December 8, 1994 ("Letter Agreement"). That Letter Agreement authorized Lau to make expenditures and incur obligations up to a specified amount in preparation for its acting as a subcontractor for Transactive under the Common Benefit Identification Card ("CBIC") contract between DSS and Continental Currency Services, Inc. (the "CBIC Contract"). It further set a date (which has since been extended by the parties) for execution of a subcontract between Lau and Transactive, and indicated Lau's rights in the event that the parties fail to reach agreement.

We acknowledge that Transactive is presently negotiating an amendment to the CBIC Contract, which has been necessitated as a result of material changes by DSS to the equipment and services to be provided by Transactive (and therefore
Lau). These discussions between Transactive and DSS include negotiations regarding the amounts to be reimbursed to Transactive for amounts expended in connection with DSS' unsuccessful efforts to develop a combined AFIS/CBIC workstation. Lau has provided Transactive with a breakdown of its costs incurred, and proposed future costs, in support of the CBIC Contract, which are summarized below in Section 1, and Transactive has submitted those costs, along with its own, to DSS approval. However, it is possible that DSS may reject some or all of such costs. Therefore, we acknowledge and agree that the proposed amendments that follow are contingent upon the amount for reimbursed costs which Transactive is able to collect from DSS, and that the sums set forth below will be reduced proportionately based upon those Lau costs actually reimbursed. The following amounts may be further subject to change based upon implementation schedule modifications agreed to by Transactive and DSS. In no event will Transactive be entitled to the return of any amounts previously paid by Transactive to Lau pursuant to the Letter Agreement.

Conditional upon the foregoing and upon your acceptance by signing below, we propose the following changes to the Letter Agreement.

1.0 FUNDING AUTHORIZATION
-------------------------

     It is agreed that the maximum amount which Transactive will owe Lau for costs incurred is as follows:

     1.1 Workstation and initial Interface phase (Base amount before Finance costs for late payment following receipt of invoice assessed according to
Section 1 of the Letter Agreement, such invoices not to be delivered to Transactive until completion of negotiations between Transactive and DSS and the receipt by Transactive of reimbursement by DSS for Transactive's and Lau's costs).

          Not-to-Exceed $4,190,305 ($618,723 of which has already been paid)

     1.2  CBIC Program - System Implementation & Card Consumables delivery

          Not-to-Exceed $13,032,216 ($1,243,315 of which has already been paid, and excluding any card security options which may be requested by DSS and which are separately priced)

     1.3  AFIS/CBIC Combined Workstation Evaluation

                                    $465,925

     TOTAL MAXIMUM CONTRACT VALUE $17,688,446 ($1,862,038 of which has already been paid)

     2.0  TERMINATION LIABILITY
     --------------------------

          It is agreed that the maximum amount of expenditures payable as a termination payment under Section 2 of the Letter Agreement will not exceed Contract Value of $17,688,446 ($1,862,038 of which has already been paid). This amount replaces the original Letter Agreement amount of $2,714,844. The parties agree and confirm that the date set forth in Section 2 of the Letter Agreement for execution of the Transactive-Lau subcontract is hereby deleted, and that the termination liability provisions set forth in Section 2 shall apply in the event that the CBIC Contract is terminated, or in the event that following good faith negotiations as set forth in Section 3 below, the parties agree that they are unable to reach agreement as to a final Transactive-Lau subcontract.

     3.0  DEFINITIVE AGREEMENT
     -------------------------

          Lau and Transactive agree to complete negotiations for a final subcontract, including payment terms, as promptly as possible after the current CBIC Contract negotiations between Transactive and DSS are completed.

Please acknowledge your agreement to the foregoing by executing the enclosed duplicate copy of this letter in the space provided below.

Sincerely yours,                    AGREED AND ACCEPTED

Lau Technologies                    Transactive Corporation


By:  /s/ Paul T. Principato         By:  /s/ Joseph Barbieri
---------------------------         ------------------------
Paul T. Principato                  Joseph Barbieri
Chief Financial Officer             Vice President

October 18, 1996


Mr. Joseph D. Barbieri
Vice President
Transactive Corporation
2006 Nooseneck Hill Road
Coventry, RI 02186

Re:  Lau/Transactive Contract for New York State DSS CBIC Program

Subject:  Contract Modification No. 2

Dear Joe:

In order to meet the very aggressive implementation schedule that is in the process of being finalized with the New York State Department of Social Services ("DSS") in connection with your negotiations of a contract amendment to the original Common Benefit Identification Card ("CBIC") contract between DSS and Continental Currency Services, Inc. (the "CBIC Contract"), we are proposing the following modifications to the Letter Agreement between the Transactive and Lau dated December 8, 1994 (the "Letter Agreement"), as modified by subsequent letter agreement dated August 8, 1996 ("Original Contract Modification"). The Letter Agreement authorized Lau Technologies (Lau) to make expenditures and incur obligations up to a specified amount as a subcontractor for Transactive Corporation under the CBIC Contract. It further set a date (which has since been extended by the parties) for execution of a subcontract between Lau and Transactive, and indicated Lau's rights in the event that the parties fail to reach agreement. The Original Contract Modification, among other things, increased the funding authorization to a total of $17,688,446, subject to final negotiations with DSS, increased the termination payment under section 2 of the Letter Agreement to a maximum of $17,688,446, and provided that Lau and Transactive would negotiate a final subcontract as soon as possible after completion of negotiations with DSS.

We have agreed to the following changes to the Letter Agreement and the Original Contract Modification in order for additional expenditures and obligations to be incurred. As with the Original Contract Modification, the amendments that follow are contingent upon the amounts which DSS has currently agreed to pay in negotiations of the amendment to the CBIC contract.

1.0  FUNDING AUTHORIZATION
---  ---------------------

It is agreed that the total amount which Transactive will owe Lau for costs incurred related to 1.1 Workstation and Initial Interface Phase, 1.2 CBIC Program-System Implementation and Card Consumables Delivery and 1.3 AFIS/CBIC Combined Workstation Evaluation, as defined in the Original Contract Modification, will be $13,662,555 of which $1,862,038 has already been paid. This amount replaces the Original Contract Modification total maximum amount of $17,688,446. The revised amount of $13,662,555 excludes separately priced options that DSS may elect and any subsequent change orders negotiated between Transactive and Lau for additional work and assumes that only 10,400,000 cards will be produced.

2.0  TERMINATION LIABILITY
---  ---------------------

If DSS terminates the CBIC Contract in accordance with Article XIII, section C thereof, Transactive will reimburse Lau for its portion of reasonable and appropriate expenses, including reasonable and appropriate profit, incurred in good faith, for which Transactive is paid by DSS pursuant to that CBIC Contract provision, not to exceed the total maximum amount of $13,662,555 (of which $1,862,038 has already been paid), reduced by any payments received by Lau from Transactive related to this Contract Modification No. 2 (excluding the Progress Payment). Lau will provide Transactive with detailed support for the expenses it claims, and will assist and support Transactive in justifying said amounts to DSS, including taking part in negotiations with DSS as requested by Transactive. Transactive agrees that it shall not, without Lau's prior written consent, which shall not be unreasonably withheld, settle with DSS for reimbursement of Lau expenses less than the amount claimed by Lau. In the event that Transactive agrees to a termination settlement with DSS without obtaining Lau's prior written consent, then Lau will not be bound or limited to amounts approved by DSS. In addition, Transactive will be entitled to all equipment and supplies acquired by Lau for the CBIC system with the funding authorized pursuant to the Letter Agreement. This section 2.0 supersedes the similar section 2.0 in the Letter Agreement and the Original Contract Modification.

3.0  DEFINITIVE AGREEMENT
---  --------------------

Lau and Transactive agree to complete negotiations and execute a final subcontract, including all terms specified in the Letter Agreement, as modified by the Original Contract Modification and this Contract Modification No. 2, within 30 days of the signing of this Contract Modification No. 2.

4.0  CONTRACT PAYMENT TERMS
---  ----------------------

Transactive has previously paid to Lau $1,862,038 of the minimum subcontract value of $13,662,555, leaving a remaining balance due of $11,800,517. Transactive shall pay Lau the balance due of $11,800,517 by monthly payments based on a per card price as set forth below.

Additionally, in exchange for a pricing discount, Transactive agrees to make a progress payment to Lau in the amount of $1,327,961 ("Progress Payment"), which shall be paid to Lau immediately upon execution by both parties of this Contract Modification No. 2. The pricing discount will be equivalent to a 14% annual rate on the unliquidated portion of the Progress Payment, to be calculated starting as of the date of receipt by Lau of the Progress Payment. The following sets forth the per card price and liquidation schedule for the Progress Payment:

(1) In the event that DSS makes an up front payment to Transactive, Lau will be entitled to receive their portion of the up front payment, which is expected to be $1,276,984. Such up front payment will reduce the remaining contract value from $11,800,517 to $10,523,533, which shall be paid monthly based on a per card price of $1.0119. The $1,327,961 Progress Payment, plus the pricing discount, will be substantially liquidated by Lau's portion of the up front payment made by DSS. The remaining balance will be liquidated based on card production as Transactive will not be required to pay Lau for cards produced until the remaining Progress Payment, plus the pricing discount, has been liquidated.

(2) In the event that DSS does not make an up front payment to Transactive, Lau will be paid monthly based on a per card price of $1.1347. The $1,327,961 Progress Payment, plus the pricing discount, will be liquidated based on card production as described in (1) above.

(3) In the event that (i) DSS terminates the CBIC Contract; or (ii) Lau terminates this Letter Agreement, as amended, or the subcontract when executed; or (iii) Transactive terminates this Letter Agreement, as amended, or the subcontract when executed, in accordance with the terms thereof as a result of the default of Lau, then Lau will, within ten (10) calendar days following such termination, refund to Transactive any remaining unliquidated Progress Payment plus pricing discount.

The minimum amount due for monthly card billings is $11,800,517 which represents a minimum card volume of 10,400,000 DSS cards. Additional DSS cards in excess of 10,400,000 will be billed separately at the rate of $0.400 per card. The amount of $11,800,517 for card production is guaranteed by Transactive and GTECH Corporation (GTECH). Payment to Lau for monthly card billings will be due within 10 days after Transactive's receipt from DSS of their corresponding monthly card billing. If DSS is late in payment of their monthly card billing and pays Transactive interest on amounts due in accordance with the CBIC Contract and Article XI-A of the New York State Finance Law, Transactive will pay Lau a pro rata share of such interest payment equal to the percentage of Lau's pro rata share of the contract payment. Transactive shall make such interest payment to Lau within ten (10) days of Transactive's receipt of such interest from DSS.

Lau will be paid for such cards in accordance with the yearly guaranteed card volumes that Transactive has agreed to with DSS.

5.0  LIQUIDATED DAMAGES
---  ------------------

The CBIC Contract sets forth certain liquidated damages payable by Transactive in the event of certain failures to perform, including failure to conduct the contingency test in connection with the ability to cut over to the back-up site or to respond to deficiencies identified in that test. Lau shall demonstrate the ability to cut over to the back-up site in a contingency test within the time period required by the CBIC Contract and annually thereafter. If Lau fails to conduct such contingency tests as required under the CBIC Contract, or reasonably respond to deficiencies identified in said required contingency tests (unless Lau is prevented from doing so by Transactive or DSS), then Lau shall indemnify and hold harmless Transactive for liquidated damages assessed against Transactive as a result of said failures pursuant to the CBIC Contract.

In addition, DSS and Transactive have tentatively reached agreement that Transactive will be assessed liquidated damages in an amount up to $10,000 per day for each day that specified milestone performance dates and the scheduled card production start date are not met based on dates expected to be set forth in Appendix D to the amended CBIC Contract. Lau agrees to comply with those
milestone performance dates and scheduled card production date.   Lau agrees
that Transactive may assess Lau up to 50% of the per day liquidated damages assessments by DSS to Transactive that relate to Lau's failure to meet any of the agreed upon milestone performance dates or the scheduled card production start date, provided that no damages will be assessed to Lau if the failure to meet the milestone performance dates or the scheduled card production start date is caused by (i) factors beyond Lau's control or (ii) if Lau has met its requirements, based on approved test plans, and the failure to meet a specific date is not Lau's responsibility. The maximum per day liquidated damages that may be assessed by Transactive to Lau under this provision of the amended CBIC Contract will be 50% of $10,000 or $5,000, up to a total maximum of $1 million.

No liquidated damages will be assessed to Lau unless liquidated damages are assessed to Transactive by DSS and paid by Transactive. Lau and Transactive also agree that any liquidated damages that are assessed to Lau will be paid for by the same means as Transactive is required to pay such liquidated damages to the DSS (e.g., by a lump sum if Transactive pays said damages by a lump sum).
In addition, Lau and Transactive may agree to substitute additional services in lieu of any cash assessment if DSS agrees that Transactive may pay liquidated damages in such manner.

If either party terminates this Letter Agreement, as amended, or the subcontract when executed, for any reason other than termination for the default of the other party in accordance with the terms thereof, the terminating party agrees that it shall defend, indemnify and hold harmless the other party for any loss, liability, damage, fee or expense (collectively, "loss") incurred by, or claimed by any third party or entity (including without limitation DSS) against the indemnified party as a result of or arising out of said termination, said indemnification not to exceed the value of this agreement as set forth herein. The indemnified party shall promptly notify the indemnifying party, in writing, of any such claim and shall reasonably cooperate with the indemnifying party in the defense and settlement thereof.

Transactive has endeavored in its final negotiations with DSS to reduce the amount of liquidated damages by proposing to DSS, among other things, that the $10,000 per day be applicable only to business days (which DSS has declined to accept) or in the alternative that they will provide reasonable cooperation should nonbusiness day work be necessary to minimize liquidated damages. DSS is considering language under which liquidated damages for failure to meet specific milestone performance dates will be reduced or waived in the event that the scheduled card production start date is met.

Upon receipt of an executed copy of this agreement and of the Progress Payment of $1,327,961 outlined in section 4.0, Lau will restart the program for a period of 30 days during which time the final subcontract will be negotiated.

Please acknowledge your agreement to the foregoing by executing the enclosed duplicate copy of this letter in the spaces provided below.

Sincerely yours,


Lau Technologies


By /s/ Denis K. Berube
  --------------------------
  Denis K. Berube


AGREED TO AND ACCEPTED:                  AGREED TO AND ACCEPTED:

Transactive Corporation                  GTECH Corporation


By/s/ Joseph D. Barbieri                 By/s/ Thomas Blackshire
  --------------------------               -------------------------
  Joseph D. Barbieri
  Vice President                        Title Treasurer
                                             ---------------------